Exhibit 5.1

May 15, 2025

GCT Semiconductor Holding, Inc.

2290 North 1st Street, Suite 201

San Jose, CA 95131

Re:	GCT Semiconductor Holding, Inc., Registration Statement on Form S-3 (File No. 333-286316)

Ladies and Gentlemen:

We have acted as counsel for GCT Semiconductor Holding, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of an aggregate of 7,006,370 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase up to 10,509,555 shares (the “Warrant Shares”) of Common Stock (the “Warrants”), pursuant to a Securities Purchase Agreement dated May 15, 2025 (the “Purchase Agreement”) and the several Purchasers named therein, for which Roth Capital Partners, LLC acted as placement agent.

In connection with this opinion letter, we have examined the Company’s registration statement on Form S-3 (File No. 333-286316) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on April 9, 2025, the Prospectus Supplement dated May 15, 2025 (the “Prospectus Supplement”), and the accompanying base prospectus (the “Base Prospectus”), as well as originals, or copies certified or otherwise identified to our satisfaction, of the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Company, the Purchase Agreement, the form of Warrant, and such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the limitations and qualifications described below, we are of the opinion that:

(A)	The Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus Supplement and the Purchase Agreement, will be validly issued, fully paid, and non-assessable.

Morgan, Lewis & Bockius llp

1400 Page Mill Road
Palo Alto, CA 94304	+1.650.843.4000
United States	+1.650.843.4001

(B)	The Warrant Shares, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in the manner contemplated by the terms of the Warrants, will be validly issued, fully paid, and non-assessable.

(C)	The Warrants, when issued and delivered by the Company in the manner contemplated by the Prospectus Supplement and the Purchase Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion regarding enforceability set forth in paragraph (C) above is limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, and other laws relating to or affecting creditors’ rights generally and general equitable principles.

The opinions expressed herein are limited to the Delaware General Corporation Law and the laws of the State of New York.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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